Exhibit 99.1

FORM OF INSTRUCTIONS FOR USE OF
SUBSCRIPTION RIGHTS CERTIFICATE

ATRM HOLDINGS, INC.

PLEASE DIRECT ANY QUESTIONS OR REQUESTS FOR ASSISTANCE TO
INVESTORCOM, INC., THE COMPANY’S INFORMATION AGENT,
BY EMAIL AT info@investor-com.com, BY TELEPHONE AT (877) 972-0090 OR
BY MAIL AT INVESTORCOM, INC., 65 LOCUST AVENUE, NEW CANAAN, CT 06840

The following instructions relate to the distribution by ATRM Holdings, Inc. (the “Company”), to all holders of record (the “Record Holders”) of common stock, par value $0.001 per share (the “Common Stock”) of the Company, as of 5:00 p.m., Eastern Time, on [●], 2015 (the “Record Date”), in a rights offering (the “Rights Offering”), at no charge, of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock at a subscription price of $[●] per share (the “Subscription Price”), as described in the Company’s Prospectus, dated [●], 2015 (the “Prospectus”). In the Rights Offering, up to an aggregate of [●] shares of Common Stock are being offered pursuant to the Prospectus. Each Record Holder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., Eastern Time, on the Record Date.

The Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on [●], 2015, unless extended by the Company (the “Expiration Date”). Any Rights that are not exercised prior to 5:00 p.m., Eastern Time, on the Expiration Date expire, have no value and cease to be exercisable for shares of Common Stock. The Company will not be obligated to honor any purported exercise of Rights received by Computershare Inc., the subscription agent for the Rights Offering (the “Subscription Agent”), after 5:00 p.m., Eastern Time, on the Expiration Date.

The Rights held by each Record Holder are evidenced by subscription rights certificates (the “Subscription Rights Certificates”). The Rights are non-transferable, meaning that they may not be sold, transferred, or assigned to anyone else.

Each Right gives the holder thereof the right to purchase from the Company [●] shares of Common Stock (the “Basic Subscription Right”) at the Subscription Price of $[●] per share, subject to the NOL Protection Mechanics (as defined in the Prospectus). The Company will not issue fractional shares or cash in lieu of fractional shares in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share.

In addition, holders of Rights who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Right may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $[●] per share, for a portion of any shares of Common Stock that other holders of Rights do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Shares”). If a sufficient number of Over-Subscription Shares are available, the Company will seek to honor all over-subscription requests in full, subject to the NOL Protection Mechanics. If, however, an insufficient number of Over-Subscription Shares are available to fully satisfy all Over-Subscription Privilege requests, the available shares will be distributed proportionately among the holders of Rights who exercise their Over-Subscription Privilege based on the number of shares each Rights holder subscribed for under their Basic Subscription Right. The Company will not issue fractional shares through the exercise of the Over-Subscription Privilege. Instead, fractional shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.

Also, the Company has NOL Protection Mechanics in place to preserve its ability to utilize its net operating loss carryforwards (“NOLs”), including the ability to limit the amount of shares that certain shareholders may over-subscribe for. Shareholders who currently own, directly or indirectly, 62,199 shares or more of Common Stock or would potentially increase their direct or indirect holdings of Common Stock from fewer than 62,199 shares to an amount equal to or greater than 62,199 shares by virtue of the exercise of their Basic Subscription Right and/or Over-Subscription Privilege in the Rights Offering, may not be able to subscribe or over-subscribe to the extent otherwise allowable. If you currently own, directly or indirectly, 62,199 shares or more of Common Stock, or would potentially increase your direct or indirect holdings of Common Stock from fewer than 62,199 shares to an amount equal to or greater than 62,199 shares but would like to participate in the Rights Offering, please contact the Company’s information agent, InvestorCom, Inc., to discuss your level of subscription, by email at info@investor-com.com, by telephone at (877) 972-0090 (toll free) or by mail at InvestorCom, Inc., 65 Locust Avenue, New Canaan, CT 06840. The Company will only permit such shareholders to participate in this Rights Offering up to such amounts as will not jeopardize its NOLs. The Company will reduce the amount of a subscription or an over-subscription exercise by the amount necessary to preserve its ability to utilize its NOLs. See “The Rights Offering — NOL Protection Mechanics” in the Prospectus.

Do not send the Subscription Rights Certificate or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and duly executed Subscription Rights Certificate, with full payment of the aggregate Subscription Price for all of the shares for which you have subscribed, before 5:00 p.m., Eastern Time, on the Expiration Date. Once you submit the Subscription Rights Certificate, you are not allowed to revoke or change your exercise or request a refund of monies paid. If you do not exercise your Rights before the Expiration Date, then they will expire, have no value and cease to be exercisable for shares of Common Stock.

The number of shares of Common Stock you may purchase pursuant to your Basic Subscription Right is indicated on the Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning it, in the envelope provided, together with full payment of the aggregate Subscription Price, to the Subscription Agent pursuant to the procedures described in the Prospectus.

THE COMPLETED AND EXECUTED SUBSCRIPTION RIGHTS CERTIFICATE AND FULL PAYMENT OF THE AGGREGATE SUBSCRIPTION PRICE FOR ALL OF THE SHARES FOR WHICH YOU HAVE SUBSCRIBED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT AND THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., EASTERN TIME, ON [●], 2015, THE EXPIRATION DATE. ONCE A RECORD HOLDER HAS EXERCISED ANY RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE, HAVE NO VALUE AND CEASE TO BE EXERCISABLE FOR SHARES OF COMMON STOCK.

1. Method of Subscription—Exercise of Rights.

To exercise your Rights, you must properly complete and duly execute your Subscription Rights Certificate and forward it, together with payment in full of the aggregate Subscription Price for all of the shares for which you have subscribed pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent, to be received before 5:00 p.m., Eastern Time, on the Expiration Date. The Subscription Agent will hold funds received in payment for shares of Common Stock in escrow in a segregated bank account pending completion of the Rights Offering.

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Your payment of the aggregate Subscription Price must be made in U.S. dollars for all of the shares of Common Stock for which you have subscribed in the Rights Offering by cashier’s or certified check drawn upon a United States Bank, or a personal check, payable to the Subscription Agent at the address set forth below, or a wire transfer directly to the Subscription Agent as set forth below. In order for your Rights to be properly and timely exercised, payment in full for the aggregate Subscription Price for all of the shares for which you have subscribed in the Rights Offering, including final clearance of any uncertified personal checks, must be received by the Subscription Agent before 5:00 p.m., Eastern Time, on the Expiration Date. If you intend to pay by uncertified personal check, please be aware that funds paid in this manner may take at least five (5) business days to clear. We urge you to consider using a cashier’s or certified check as we will not be responsible for any delays in processing personal checks, even if such delays result in your Rights not being exercised prior to 5:00 p.m., Eastern Time, on the Expiration Date.

Payments received after 5:00 p.m., Eastern Time, on the Expiration Date will not be honored, and the Subscription Agent will return such payments to you, without interest or penalty, as soon as practicable. If you elect to exercise your Rights, you should ensure that the Subscription Agent receives your funds by the Expiration Date. The risk of delivery of all documents and payments is borne by you, not by the Subscription Agent or the Company.

The completed Subscription Rights Certificate and full payment of the aggregate Subscription Price, by cashier’s, certified or personal check or wire transfer, must be delivered to the Subscription Agent by one of the methods described below:

By Registered Certified or Express Mail	By Overnight Courier

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

By Wire Transfer

[●]

The Company may not honor the exercise of your Rights if you deliver the Subscription Rights Certificates, subscription documents or payment of the aggregate Subscription Price in a manner or method different than those set forth above.

You should direct any questions or requests for assistance concerning the subscription documents, the exercise of Rights or the method of subscribing for shares of Common Stock and any requests for additional copies of the Prospectus to the Company’s information agent, InvestorCom, Inc., by email at info@investor-com.com, by telephone at (877) 972-0090 (toll free) or by mail at InvestorCom, Inc., 65 Locust Avenue, New Canaan, CT 06840.

If you hold your shares of Common Stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the Rights on your behalf in accordance with your instructions.

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Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, with respect to each such beneficial owner, as to (i) the number of Rights held, (ii) the aggregate number of Rights that have been exercised, (iii) the number of shares of Common Stock that are being subscribed for pursuant to the Basic Subscription Right, (iv) whether the Basic Subscription Rights of such beneficial owner have been exercised in full, and (v) the number of shares of Common Stock, if any, being subscribed for pursuant to the Over-Subscription Privilege by such beneficial owner.

If you or your nominee submit a subscription payment that is insufficient to purchase the total number of shares of Common Stock for which you subscribed, or if the number of shares you requested is not specified in the subscription documents, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the Over-Subscription Privilege, if applicable, the elimination of fractional shares and the NOL Protection Mechanics.

If you submit a subscription payment that exceeds the amount necessary to purchase the number of shares of Common Stock for which you subscribed, then the excess amount will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the Expiration Date.

2. Issuance of Common Stock.

As soon as practicable following the Expiration Date and your valid exercise of Rights pursuant to the Basic Subscription Right and Over-Subscription Privilege, and after all allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will (i) credit your account or the account of your Record Holder with the number of shares of Common Stock that you purchased pursuant to the Basic Subscription Right and the Over-Subscription Privilege, and (ii) mail to each holder of Rights who exercises Rights any excess amount, without interest or penalty, received in payment of the Subscription Price for shares subscribed for by, but not allocated to, such holder.

3. Commissions, Fees, and Expenses.

The Company is not charging any fee or sales commission to issue the Rights to you or to issue shares of Common Stock to you if you exercise your Rights (other than payment of the Subscription Price). If you exercise your Rights through the Record Holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your Record Holder may charge you. The Company will pay all reasonable fees charged by Computershare Inc., as the subscription agent.

4. Execution.

If you are a holder of Rights, the signature on the Subscription Rights Certificate must correspond with the name of the holder of Rights exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a holder of Rights must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

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5. Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the aggregate Subscription Price to the Subscription Agent will be at the election and risk of the holder of Rights.

6. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), those Rights may be exercised by instructing DTC to transfer the Rights from the DTC account of such holder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent, by no later than 5:00 p.m., Eastern Time, on the Expiration Date, the required certification as to the number of shares of Common Stock subscribed for under the Basic Subscription Right and the Over-Subscription Privilege, if applicable, by each beneficial owner of Rights on whose behalf such nominee is acting, together with payment in full of the aggregate Subscription Price for all of the shares of Common Stock subscribed for under the Basic Subscription Right and the Over-Subscription Privilege on behalf of all such beneficial owners.

7. Determinations Regarding the Exercise of Your Rights.

The Company will resolve, in its sole discretion, all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Such determinations will be final and binding. Once made, subscriptions are irrevocable, and the Company will not accept any alternative, conditional or contingent subscriptions or directions. The Company reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the 5:00 p.m., Eastern Time, on the Expiration Date, unless the Company waives them in its sole discretion. Neither the Company nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Certificate and any other required documents and payment in full of the aggregate Subscription Price for all of the shares for which you have subscribed. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding.

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